Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 23, 2014, with respect to the combined financial statements of Stingray Pressure Pumping LLC and Affiliate contained in the Registration Statement and Prospectus of Mammoth Energy Services, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

September 2, 2016